Exhibit 23.2


               CONSENT OF INDEPENDENT ACCOUNTANTS





We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated January 22, 1996, which appears on page 23 of the 1995 Annual Report to Shareholders of L.A. Gear, Inc., which is incorporated by reference in L.A. Gear, Inc.'s Annual Report on Form 10-K for the year ended November 30, 1995. We also consent to the incorporation by reference of our report on the Financial Statement Schedules, which appears on page 35 of such Annual Report on Form 10-K.


/s/ Price Waterhouse LLP
Price Waterhouse LLP
Los Angeles, California
June 11, 1996